                                                                    Exhibit 10.9

                                 LEASE CONTRACT

     This Lease Contract (the "Lease") is entered into between GREENWAY PLAZA, LTD., a Texas limited partnership ("Landlord"), and PHYSIX, INC., a Texas corporation, ("Tenant"), and is effective as of the "Effective Date" provided in Paragraph 33. below.

1.  PREMISES

     A. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 7,433 square feet of "Rentable Area" (as hereinafter defined) on the sixth (6th) floor of Two Greenway Plaza (the "Building"), located on the land described in Exhibit "A" (the "Land") in Houston, Harris County, Texas. The area leased in the Building is hereinafter called "Leased Premises" and is shown outlined and hatched on Exhibit "B". Landlord shall have the right at any time and from time to time to change the Building name. The Land, the Building, together with landscaping, driveways, sidewalks, service areas, all other improvements located on the Land, and the Building garage ("Parking Garage") are hereafter collectively called the "Project".

     B. On each floor of the Building on which space rentable to tenants is or will be leased to one tenant, the Rentable Area for such floor ("Single Tenant Floor") shall be the entire area bounded by the interior of the exterior walls of the Building on such floor less the area contained within the Building stairs, vertical ducts, elevator shafts, flues, vents, stacks, and pipe shafts. All the area on any Single Tenant Floor that is used for elevator lobbies, corridors, special stairways, restrooms, mechanical rooms, electrical rooms, and telephone closets, all vertical penetrations that are included for the special use by Tenant, columns and other structural portions of the Building, plus a pro rata portion of the Building's ground floor lobbies, mechanical rooms and other similar facilities utilized by all Building tenants, shall be included within the Rentable Area of the Single Tenant Floor.

     C. On each floor of the Building on which space rentable to tenants ir or will be leased to more than one tenant ("Multi-tenant Floor"), the Rentable Area attributable to each such lease shall be the total of
          (1) the area bounded by the interior of the exterior wall or walls of the Building bounding such leased premises, the exterior of all walls separating such leased premises from any public corridors or other public areas on such floor and the center line of all walls separating such leased premises from other areas leased or to be leased to other tenants on the Multi-tenant Floor, and (2) a pro rata portion of the area covered by the elevator lobbies, corridors, restrooms, mechanical rooms, electrical rooms, telephone closets, columns and other structural portions of the Building situated on the Multi-tenant Floor, plus a pro rata portion of the Building's ground floor lobbies, mechanical rooms and other similar facilities utilized by all Building tenants. The Rentable Area for the entire Building shall be deemed to be 212,232 square feet for the purpose of this Lease.

2.  TERM

     The term of this Lease shall commence November 1, 1996 ("Commencement Date"), and shall expire February 28, 2004 ("Expiration Date"). In the event the Leased Premises should not be ready for occupancy by the Commencement Date for any reason, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof; and the term of this Lease shall commence at the time that the Leased Premises are ready for occupancy by Tenant, Landlord and Tenant, at the request of either, will execute a declaration specifying the square feet of Rentable Area contained within the Leased Premises, the beginning date of the term of this Lease and such beginning date will then constitute the Commencement Date. In such event, rental under this Lease shall commence, subject to a rental abatement period as provided below, on said revised Commencement Date and the stated term in this Lease shall thereupon commence, and the Expiration Date shall be extended to effect a full eighty-eight (88) month term. If the Leased Premises are not "Substantially Completed" (as hereinafter defined) by February 1, 1997 (the "Outside Completion Date") [subject to delays due to force majeure, Tenant delays, or delays beyond the reasonable control of Landlord]; upon written to Landlord, Tenant shall have the one time right to terminate this Lease within ten (10) days following the Outside Completion Date. If the Lease is terminated, all deposits paid to Landlord by Tenant under this Lease shall be promptly refunded by Landlord to Tenant and neither party shall have any further obligations or liabilities under this Lease. "Substantial Completion", as said term is used herein, shall mean that date, as reasonably determined by Landlord or Landlord's architect, when all of the improvements required to be performed by Landlord have been completed excepting completion or correction of minor items which do not significantly impair Tenant's ability to occupy and use the Leased Premises for the purposes intended.

3.  RENT

     As "Base Rental" for the lease and use of the Leased Premises, Tenant will pay Landlord or Landlord's assigns, at the Building office or post office address of Landlord or such other address as Landlord may hereafter specify in writing, without demand and without deduction, abatement or setoff (except as otherwise expressly provided for herein), as follows:

Time Period                # of Months         Rate           Monthly Rent
-----------                -----------        ------          ------------
11/01/96-02/28/97               04            $00.00            $    0.00
03/01/97-08/31/00               42            $12.00            $7,433.00
09/01/00-02/28/04               42            $13.00            $8,052.42

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The Base Rentals outlined above are due and payable on the first day of each calendar month, monthly in advance, for each and every month in the term of this Lease, in lawful money of the United States. The Base Rental payable for partial months occurring at the beginning or end of the Lease term shall be prorated. The terms "rent" or "rental" shall mean Base Rental and all other sums to be paid to Landlord by Tenant under the provisions of this Lease.

4.   USE

     Tenant will use the Leased Premises solely for the purpose of office space and for no other purpose without the prior written consent of Landlord.

5.   SERVICES TO BE PROVIDED BY LANDLORD

     A. Landlord shall furnish Tenant, at Landlord's expense subject to Paragraph 13, the following services during the Lease term:

          (1) Air conditioning and heating in season, at such temperatures and in such amounts as are considered by Landlord to be standard, from 8:00 a.m. until 6:00 p.m., Mondays through Fridays, and from 8:00 a.m. to 12:00 Noon, on Saturdays, excluding Holidays, as defined below. Service on Saturdays (after 12:00 Noon), Sundays and Holidays will be furnished only upon the request of Tenant, who shall bear the cost thereof. The following days constitute "Holidays": New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Such charges for after hours air conditioning and heating for the base building air handling units are currently Tenant and 33/100 Dollars ($10.33) per hour per air handler with a maximum charge of Twenty-Five and 00/100 Dollars ($25.00) per hour per floor. If Tenant utilizes supplemental fan coil units, Tenant shall be responsible for the electric charges (as such rates are set by Houston Lighting & Power) and chilled water charges which are currently set at Twenty Cents ($.20) per ton hour. Increases in the above stated charges shall be based upon actual cost increases plus reasonable cost of Landlord overhead.

          (2) Hot and cold water at those points of general supply provided on the floor on which the Leased Premises are located.

          (3) Janitor service in and about the Building and the Leased Premises five (5) days per week (excluding Holidays) and periodic window washing. Tenant shall pay costs attributable to the cleaning of improvements within

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               the Leased Premises other than Building standard improvements.
               The term "Building standard improvements" refers to the common type of building materials, fixtures, and components used by Landlord in the ordinary build-out of premises for tenants in the Building.

          (4) Building elevators for access to and egress from the Leased Premises twenty-four (24) hours a day, seven (7) days a week.

          (5) Proper facilities to enable the appropriate utility company to furnish electricity for Building standard lighting, typewriters, dictating equipment, copiers, calculating machines, personal computers and other machines of similar low electrical consumption, but not including electricity required for electronic data processing equipment, special lighting in excess of Building standard, or any item of electrical equipment which single consumes more than 0.25 kilowatts per hour at rated capacity or requires a voltage other than 120 volts single phase, regardless of whether such special lighting or other equipment was paid for out of funds that Landlord may have supplied for the improvement of the Leased Premises, Tenant shall pay Landlord monthly [illegible words] separately-metered charges for any electricity in excess of that stated above (the cost of any such meter and its installation to be borne by Tenant), or if not separately metered, the charge for such excess electricity as Landlord's engineer may compute. Upon approval by Landlord and Tenant of engineered drawings for the improvements to be made to the Leased Premises, Landlord shall give Tenant notice if any such separate meters are required.

          (6) Replacement of fluorescent lamps and ballasts in Building standard ceiling mounted fixtures installed by Landlord and incandescent bulb replacement in all public areas.

     B. Subject to the provisions of Paragraph 5.C. below, no interruption or malfunction of these services (including, without limitation, acts of God, or the actions, regardless of the ultimate validity or enforceability thereof, of any governmental, quasi-governmental, regulatory or executive authority) shall constitute an eviction or disturbance of Tenant's use and possession of the Leased Premises or a breach of any of Landlord's obligations or render Landlord liable for damages or entitle Tenant to be relieved from any of its obligations (including the obligation to pay rent). In the event of any interruption or malfunction, Landlord shall use reasonable diligence during Landlord's normal business hours to restore service when restoration is within its reasonable control.

     C. Any Landlord's failure to provide the services specified in Paragraph 5.(a)(1), (2) for restrooms only and provided Landlord cannot provide alternate facilities in the

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

          Building,] (4) and (5) which results in all or any part of the Leased Premises being rendered unsafe or in any way unsuitable for use by Tenant in the ordinary conduct of its business is herein referred to as a "Constructive Eviction". If a Constructive Eviction occurs and is not cured within five (5) working days after receipt by Landlord of written notice from Tenant of the existence of such Construction Eviction, Tenant shall have the following rights and remedies:

          (1) For each day or portion thereof that the Constructive Eviction continues after the initial five (5) day period, and provided that Tenant is not using such space in a reasonably normal manner, specifically recognizing the number of employees utilizing such space is not a basis for using such space in a reasonably normal manner, Tenant will be entitled to an equitable abatement of rent commensurate with that portion of the Leased Premises to which such Landlord's services have been interrupted, calculated on a per square foot basis, beginning with the inception of the sixth (6th) working day and terminating at the time the Constructive Eviction is completely cured by Landlord having resumed furnishing the interrupted service or having rendered the Leased Premises again suitable for use by Tenant for its intended purposes.

          (2) If the Constructive Eviction is caused by Landlord's fault and is not completely cured within thirty (30) days, or, if the Constructive Eviction is not caused by Landlord's fault and is not cured within sixty (60) days, then Tenant, at its option may terminate this Lease and all of its obligations for the remaining balances of the term. If Tenant so elects to terminate this Lease, it shall so notify Landlord in writing at anytime prior to Landlord curing the Constructive Eviction.

          (3) Tenant's remedies for failure to provide services as set out in this Paragraph 5.C. are limited to those so provided in this Paragraph 5.C.

     D. Should Tenant desire any additional services beyond those described in subparagraph 5A or rendition of any of such service outside the normal times they are provided by Landlord, Landlord may (at Landlord's option), with reasonable prior request from Tenant, furnish such service; and Tenant agrees to pay Landlord charges as may be agreed on between Landlord and Tenant, but in no event a charge less than Landlord's actual cost plus overhead for the additional services provided. It is agreed that the cost to Landlord of such additional services shall be excluded from the "Project Operating Cost," as defined in subparagraph 13B.

6.  REPAIR AND MAINTENANCE

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     A.   Landlord will, at its own cost and expense, except as may be provided elsewhere herein, make necessary repairs or damage to the Building's corridors, lobby, structural members, and equipment used to provide the services referred to in subparagraph 5A unless the damage is caused by acts or omissions of Tenant, its agents, customers, employees or invitees, in which event Tenant will bear the cost of repairs. Tenant will promptly give Landlord written notice of any damage requiring repair by Landlord.

     B. Tenant will not injure the Leased Premises, Building or any other part of the Project and will maintain the Leased Premises in a clean, attractive condition and in good repair, except for damage to be repaired by Landlord, as provided above. Upon expiration or termination of this Lease, Tenant will surrender the Leased Premises to Landlord in the same condition in which it existed at the Commencement Date, excepting only ordinary wear and tear, damage arising from any cause not required to be repaired by Tenant, and alterations or additions permitted to remain under subparagraph 10B.

     C. This Paragraph 6 shall not apply in the case of damage or destruction by fire or other casualty which is covered by insurance maintained by Landlord on the Building (as to which Paragraph 7 shall apply), or damage resulting from an eminent domain taking (as to which Paragraph 14 shall apply).

7.  FIRE OR OTHER CASUALTY

     A. Tenant shall give prompt written notice to Landlord of any material damage caused to the Leased Premises by fire or other casualty as soon as reasonably possible after learning of the damage. If the Leased Premises or twenty percent (20%) or more of the floor area of the Building are damaged or destroyed by fire or other casualty, then Landlord shall have the option to terminate this Lease by giving a notice of Lease termination to Tenant within sixty (60) days from the date of the damage or destruction. In the event this Lease is terminated by Landlord, Landlord shall refund to Tenant the prepaid rend (unaccrued as of the date of damage or destruction), less any sum then owing Landlord by Tenant.

     B. If Landlord has no exercised its option to terminate the Lease, the Lease shall continue in full force and effect, and repairs will be made by Landlord within a reasonable time thereafter, subject to delays arising from shortages of labor or material, acts of God, war or other conditions beyond Landlord's reasonable control. Rent shall abate proportionately during Landlord's repair period to the extent the Leased Premises are unfit for use by Tenant in the ordinary conduct of its business and are not used by Tenant. Landlord's repair obligation shall be limited to Fifteen & 00/100 Dollars ($15.00) per square foot of Rentable Area contained within the Leased Premises. Landlord shall not be liable to Tenant for any inconvenience or annoyance to Tenant, or injury to Tenant's business resulting from the damage or destruction or any subsequent repair work.

     C. If Landlord does not exercise its option to terminate the Lease, as provided in Paragraph 7.A above, but fails to restore the Leased Premises to Building standard condition within one hundred eighty
          (180) days of the date of the damage, subject to extensions for Tenant delays, shortages of labor or materials, force majeure or other conditions beyond Landlord's reasonable control, Tenant shall have the right to terminate the Lease effective immediately upon such written notice to Landlord. If Tenant fails to give such notice within thirty
          (30) days after the expiration of the above-referenced one hundred eighty (180) day period (as it may be extended), Tenant shall be deemed to have elected not to terminate the Lease.

8.   COMPLIANCE WITH LAWS AND USAGE

     Tenant, at its own expense, will comply with all federal, state, municipal and other laws, ordinances, rules and regulations applicable to the Leased Premises (except with respect to pre-existing conditions caused by Landlord) and the business conducted therein by Tenant (including, without limitation, any temperature control restrictions); will comply with the Building rules and regulations attached as Exhibit "C," as such rules and regulations may, from time to time, be amended by Landlord; and will not commit or permit waste in the Leased Premises or Building. Landlord agrees to use diligent good faith efforts to ensure that the Leased Premises are delivered to Tenant free of any violations, orders or notices of violations of all public or quasi-public authorities. Tenant will not commit any act which is a nuisance or annoyance to Landlord or to other tenants, or which might, in the exclusive judgment of Landlord, appreciably damage Landlord's goodwill or reputation, or tend to injure or depreciate the Project; will not engage in any activity which would cause Landlord's fire and extended coverage insurance to be canceled or the rate therefor to be increased (or, at Landlord's option, will pay any such increase); and will not paint, erect or display any sign, advertisement, placard or lettering which is visible in the corridors or lobby of the Building or from the exterior of the Building without Landlord's prior written approval.

9.   LIABILITY AND INDEMNITY

     A. Tenant shall defend, indemnify and hold Landlord and Landlord's designated property management firm and their respective agents, employees and affiliated entities (collectively, the "Indemnified Party" [or "Indemnified Parties"]) from all losses, claims, suits, actions, damages and liability, including costs and expenses of defending against the foregoing (collectively, the "Claims"), arising or allegedly arising from: (i) any act or omission of Tenant or Tenant's agents, employees, assignees, sublessees, licensees, contractors, subcontractors, customers, invitees or other persons from time to time in the Leased Premises; (ii)

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          Tenant's failure (or the failure of Tenant's agents, employees, contractors, subtenants, assignees, invitees or other occupants of the Leased Premises) to comply fully with all laws and regulations that apply to the Leased Premises) to comply fully with al laws and regulations that apply to the Leased Premises or the use or occupancy of the Leased Premises; (iii) Tenant's breach, violation or nonperformance of any covenant of Tenant under this Lease; and (iv) any injury to or death of any person or damage to or destruction of the property of any person occurring in the Leased Premises. Tenant's obligation stated in this subparagraph shall include, without limitation, the obligation to defend the Indemnified Parties against all Claims where it is asserted, alleged or determined that the acts or omissions of an Indemnified Party; but Tenant shall pay all other damages.

     B. Landlord shall defend, indemnify and hold Tenant and Tenant's agents, employees and affiliated entities (collectively, the "Indemnified Party" [or "Indemnified Parties"]) from all losses, claims, suits, actions, damages and liability, including costs and expenses of defending against the foregoing (collectively, the "Claims"), arising or allegedly arising from any injury to or death of any person or damage to or destruction of the property of any person occurring in the Building (except for the Leased Premises). Landlord's obligation stated in this subparagraph shall include, without limitation, the obligation to defend the Indemnified Parties against all Claims where it is asserted, alleged or determined that the acts or omissions of an Indemnified Party, whether or not negligent, may have been a cause (whether sole, joint or concurrent) of any of such Claims and to pay the full cost of any settlement reached by Landlord with respect to any such Claims. Landlord's obligations under this subparagraph will not include, however, an obligation to pay that portion of any damages the responsibility for which is attributed by a court of competent jurisdiction, in a final, nonappealable judgment, to the negligent acts or omissions of an Indemnified Party; but Landlord shall pay all other damages.

     C. Landlord and Tenant each hereby release and waive all claims, rights of recovery and causes of action that either party (or any party claiming by, through or under such party, directly or by subrogation, or otherwise) may now or hereafter have against the other party (or any of the other party's directors, officers, employees or agents or, with respect to Landlord, Landlord's designated property management firm) for any loss or damage that may occur to the Project, the Land, the Building, the Parking Garage, the Leased Premises, the leasehold improvements or any of the contents of any of the foregoing occurring by reason of fire or other casualty or resulting from the acts or omissions of any other tenant or occupant of the Project (or such party's agents, employees, contractors, customers or invitees) or resulting from any other cause (including, without limitation, the negligence of the waiving party or the negligence of the other party or the negligence of either party's directors, officers, employees or agents or, with respect to Landlord, Landlord's

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

          designated property management firm) that could have been insured against under the terms of (1) a standard fire and extended coverage insurance policy, with vandalism and malicious mischief endorsement and sprinkler leakage endorsement (where applicable) or all-risk insurance policy, or (2) any other loss that is covered by insurance of the party suffering the loss. The waiver and release of Landlord made by Tenant in this subparagraph will include Landlord's designated property management firm. The waiver set forth in this subparagraph shall preclude all rights of recovery of third parties by way of subrogation, and assignment or otherwise, but shall not apply to any deductibles on insurance policies carried by Landlord nor to any co-insurance penalty which Landlord might sustain.

     D. Landlord will maintain in force and effect at all times while this Lease is in force and effect such insurance as is required to be maintained pursuant to the underlying deeds.

     E. Tenant will maintain in force and effect at all times during the term of this Lease, all risk insurance covering its leasehold improvements in excess of Fifteen and 00/100 Dollars ($15.00) per square foot Rentable Area contained within the Leased Premises, furniture, furnishings and equipment located in the Leased Premises in amounts equal to at least eighty percent (80%) of insurable value and public liability and property damage insurance with limits of not less than One Million Dollars ($1,000,000) for personal injury (including death) to any number of persons in any one occurrence and Five Hundred Thousand and 00/100 Dollars ($500,000.00) for damage to or destruction or property for any one occurrence. Tenant shall furnish reasonably satisfactory evidence to Landlord of maintenance of such insurance coverage at any time and from time to time upon request.

10.  ADDITIONS AND FIXTURES

     A. Tenant shall make no alteration, improvement, repair or replacement to the Leased Premises (including, without limitation, any mechanical, electrical or plumbing systems located within or serving the Leased Premises) without the prior written consent of Landlord. If Landlord's prior written consent is granted, the work shall be performed in a good and workmanlike manner at Tenant's expense but by workmen of Landlord or by workmen approved in advance in writing by Landlord, in accordance with plans and specifications which have been previously submitted to, and approved in advance in writing by Landlord and subject to the Building rules and regulations. Landlord shall have the right to require certificates of insurance, copies of building permits, copies of the final certificate of occupancy, executed lien releases and reimbursement of the expenses incurred by Landlord in reviewing Tenant's proposed plans and specifications as conditions to granting its consent to the performance of such work. Landlord's

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

          consent shall also be conditioned upon those furnishing labor or materials for Tenant's job working in harmony and not interfering with any labor utilized by Landlord or its contractors or by any other tenant or other tenant's contractors. If those furnishing labor or materials for Tenant's work cause disharmony or interference, Landlord's consent may be withdrawn immediately upon notice to Tenant. Tenant will not permit any mechanic's or materialmen's lien to be placed on the Leased Premises, improvements or Building during the Lease term caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant. In the case of the filing of any lien, Tenant shall cause the same to be discharged (by bond or otherwise) within twenty (20) days of such filing. Any failure to do so within this period will give Landlord the right, but not the obligation (among other rights or remedies of Landlord), to discharge the same by paying the amount claimed due or obtaining the discharge of such lien by deposit in court or bonding. Any amounts paid by Landlord, and all reasonable legal fees and expenses in defending any such action or the discharge of such lien, plus interest thereon from the date of Landlord's written notice to Tenant of such payment until Tenant's reimbursement, at the lesser of 15% per annum or the maximum legally permitted interest rate, shall be paid by Tenant to Landlord on demand.

     B. Tenant may remove its trade fixtures, supplies, movable office furniture and equipment not attached to the Building provided: (1) removal is made prior to the expiration or termination of this Lease;
          (2) Tenant is not in default of any obligation or covenant under this Lease at the time of removal; and (3) Tenant promptly repairs all damage caused by removal. All other property at the Leased Premises and any alteration or addition to the Leased Premises (including wall-to-wall carpeting, paneling or other wall covering) and any other article attached or affixed to the floor, wall or ceiling of the Leased Premises shall remain upon and be surrendered with the Leased Premises at the expiration or termination of this Lease, Tenant hereby waiving all rights to any payment or compensation therefor. If however, Landlord so requests in writing, Tenant will, prior to expiration or termination of this Lease, remove any and all alterations, additions, fixtures, equipment and property placed or installed by it in the Leased Premises (other than the leasehold improvements installed prior to the Commencement Date and except to the extent Landlord requires such removal in connection with its approval of any subsequent alterations, additions or fixtures) and will repair any damage caused by such removal.

     C. If any property not belonging to Landlord remains t the Leased Premises after the expiration or termination of the term of this Lease, Tenant hereby authorizes Landlord to dispose of the property as Landlord may desire without liability to Tenant if the property belongs to Tenant. If the property does not belong to Tenant, Tenant agrees to indemnify and hold harmless from all suits, actions, liability, loss, damages and expenses in connection with any removal, exercise of dominion over and/or disposition of such property by Landlord.

     D. Tenant may, at its expense, install additional locks or security systems in the Leased Premises provided that (1) such installation shall comply with applicable provisions of the Building Rules and Regulations attached hereto as Exhibit "C"; (2) Landlord shall be furnished with duplicate keys and entry codes to gain entrance where permitted under this Lease; and (3) Tenant removes such locks and security systems upon the expiration or earlier termination of the lease, and repairs all damages and otherwise restores the Leased Premises to their condition prior to such installation.

11.  ASSIGNMENT AND SUBLETTING

     A. Neither Tenant nor Tenant's legal representatives or successors in interest by operation of law or otherwise shall assign this Lease or sublease the Leased Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Leased Premises without the prior written permission of Landlord. Provided that there is no Event of Default hereunder (or circumstances which, with the passage of time or giving of notice, or both, would constitute an Event of Default), Landlord's permission shall not be unreasonably withheld or delayed to an assignment of this Lease or to a sublease proposed by Tenant.
          However, it is agreed that a withholding or such permission by Landlord to a proposed assignment or sublease on the grounds that in Landlord's good faith judgment the usage permitted thereunder would constitute an "objectionable use" (as defined below), or on the grounds that the proposed assignee or sublessee does not have the financial net worth reasonably acceptable to Landlord, shall be deemed reasonable and shall not be deemed unreasonable. For purposes hereof, the term "objectionable use" shall refer to any use which would (i) conflict with the exclusive usage rights granted to any other tenant in the Building; (ii) diminish the value or reputation or alter the first class character of the Building; (iii) be inconsistent with the general use of the Building by other tenants; (iv) be for any other use not customarily found in comparable Class A office buildings owned by Landlord in the Greenway Plaza area of Houston, Texas, including without limitation eleemosynary or governmental or quasi-government purposes, a medical or dental practice, an employment office, a school or training facility or a religious institution; or (v) materially increase the use of the elevators or common areas of the Project or the traffic flow of vehicles and/or people in and out of the Building or parking garages. Any attempt to do any of the foregoing without the prior written permission of Landlord shall be void. In the event Landlord's permission is requested for an assignment, sublease or other transaction, signed copies of all instruments relative thereto (executed by all parties except Landlord) shall be submitted to Landlord prior to or contemporaneously with the request for Landlord's written permission (it being understood that no such instrument shall be effective without the written permission of Landlord). Landlord shall then have the right (but no obligation), as of the effective date of the requested transaction, to terminate this Lease for the portion of the Leased Premises and for that portion of the term of this Lease as to which Landlord has been requested to permit such transaction. If Landlord elects to terminate this Lease for that portion of the Leased Premises and for the portion of the term of this Lease, then the rent and other charges payable shall be proportionately reduced. If Tenant attempts to permit anyone to occupy any portion of the Leased Premises without the prior written permission of Landlord, Landlord shall have the right to terminate this Lease effective upon fifteen (15) days notice to Tenant at any time thereafter for either the entire Leased Premises or only the portion which Tenant has attempted to permit some other party to occupy. Should Landlord elect to exercise its termination rights, then the rent shall be proportionately reduced. If Landlord's permission is granted and the rent payable by the other party (or a combination of the rent payable plus any bonus or other consideration) exceeds the rent payable under this Lease, then Tenant shall pay Landlord fifty percent (50%) of all excess within ten (10) days following receipt by Tenant (after deducting all reasonable costs directly incurred by Tenant in connection with such assignment or sublease, such as tenant improvement costs, moving allowance(s), architectural fees, and brokerage commissions, but excluding cash inducements or other consideration paid).

     B. If Tenant is a corporation whose stock is not publicly traded, any change in ownership or power to vote a majority of the voting stock in Tenant shall constitute an assignment for the purposes of this Lease. If Tenant is a partnership having one or more corporations as partner, the provisions of the preceding sentence shall apply to each corporation as if it alone had been the Tenant. If Tenant is a partnership (whether or not having any corporation as general partner), the transfer of a partnership interest constituting a majority shall constitute an assignment for the purposes of this Lease.

          Notwithstanding any other provision of this Lease to the contrary, the prohibition on assignments shall not be applicable (and no prior consent of or notice to Landlord shall be required) with respect to
          (i) a merger between Tenant and another entity or (ii a transfer of a controlling interest of stock in Tenant, provided the surviving entity (in the case of a merger) or Tenant (in the case of a transfer in control) has a net worth greater than or equal to the net worth of Tenant immediately prior to such merger or transfer of control Upon written request from Landlord, Tenant shall furnish evidence that a particular assignment complies with the provisions of the preceding sentence.

     C. If Landlord gives written permission to a particular assignment, sublease or other transaction, it shall not be deemed as permission to any other or subsequent transaction or a release of Tenant from its covenants, duties and obligations under this Lease. If this Lease is assigned or if the Leased Premises are subleased (whether in whole or in part) or in the event of the mortgage, pledge or hypothecation of the leasehold interest or grant of any concession or license within the Leased Premises without the prior written permission of Landlord, or if the Leased Premises are occupied in whole or in part by anyone other than Tenant without the prior written permission of Landlord, Landlord may nevertheless collect rent from the occupant and apply the net amount collected to the rent payable hereunder, but no collection of rent by Landlord shall be deemed a waiver of these provisions or a release of Tenant from the further performance of its covenants, duties and obligations hereunder.

     D. Notwithstanding the foregoing provisions of this Paragraph 11, Tenant shall have the right at any time and from time to time, as many times as may be convenient, to sublet or assign all or part of the Leased Premises to an "Affiliate" of Tenant (as defined below); provided, however, that (i) Tenant shall nonetheless give Landlord written notice of such transfer together with a fully-executed copy of the transfer instrument and such other supporting documentation as Landlord may reasonably request, (ii) the undersigned Tenant will nevertheless remain directly and primarily liable for the performance of all of the covenants, duties and obligations of Tenant hereunder (including, without limitation, the obligation to pay all rent and other sums herein provided to be paid); and (iii) Landlord shall be permitted to enforce the provision of this instrument against the undersigned Tenant and/or any assignee without demand upon or proceeding in any way against any other person. As used herein, the term "Affiliate" shall mean any person or entity controlling, controlled by, or under common control with another such person or entity. "Control" as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, more than fifty percent (50%) of the voting interest in any person or entity shall be presumed to constitute such control.

12.  SUBORDINATION

     Tenant accepts this Lease subject to all matters of record which affect the Building and subject and subordinate to any mortgage or deed of trust, presently existing or hereafter placed upon the Project, and to any renewals, modifications and extensions thereof. Tenant agrees that any such mortgagee and/or beneficiary of any deed of trust ("Landlord's Mortgagee") shall have the right at any time to subordinate such mortgage or deed of trust to this Lease, on terms and conditions Landlord's Mortgagee may deem appropriate in its sole discretion. Tenant agrees to execute such instruments subordinating this Lease as Landlord or Landlord's Mortgagee may request, upon demand, provided such instruments are in form and substance customary in the industry for comparable transactions.

13.  OPERATING COST

     A. If, after the calendar year 1996 ("Base Year"), the Project Operating Cost (as defined below) increases, then Tenant agrees to pay to Landlord, as additional rent, its pro rata share of increases in the Project Operating Cost over and above the amount of the Project Operating Cost attributable to the Base Year. Tenant's pro rata share of such increases shall be a fraction of the total increases, the numerator of which shall be the Rentable Area of the Leased Premises, and the denominator of which shall be the total Rentable Area of the Building.

     B. "Project Operating Cost" shall consist of the operating expenses of the Project, reasonably allocable to the Building and Parking Garage, computed on the accrual basis and determined in accordance with generally accepted accounting principles which shall be consistently applied. The term "operating expenses" shall mean all expenses, costs and disbursements (but not costs of replacement of capital investment items, nor specific costs especially billed to and paid by specific tenants, nor rental [line missing] to pay because of, or in connection with, the ownership, management, maintenance, repair and operation of the Project, including, but not limited to, the following:

          (1) Wages and salaries of all workers and employees engaged in the direct operation and maintenance of the Project, including taxes, insurance and benefits relating thereto;

          (2) Management fees relating to the direct operation and management of the Project;

          (3) Costs of all supplies and materials used in direct operation, maintenance and repair of the Project;

          (4) Cost of water and power, heating, lighting, air conditioning and ventilating for the Project;

          (5) Cost of all maintenance and service agreements relating to the Project and all equipment therefor (including, without limitation, janitorial service, window cleaning and elevator maintenance);

          (6) Cost of casualty and liability insurance applicable to the Project and Landlord's personal property used in connection therewith;

          (7) All federal, state, county or municipal taxes, assessments and other governmental charges, whether by existing taxing authorities or by others subsequently created, and any other taxes and improvement assessments attributable to that portion of the Land allocated to the Building, the Building and the Parking Garage or their operation (excluding federal and state income taxes). Tenant will be responsible for ad valorem taxes on its personal property and on the value of leasehold improvements to the extent they are separately assessed by any taxing authority;

          (8) Cost of repairs and general maintenance (excluding costs of repairs paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant), including the cost of inspections and renovations required by governmental authority;

          (9) Amortization of the cost of capital investment items and their installation which are primarily for the purposes of safety, saving energy or reducing operating costs or which may be required by governmental authority. All such costs shall be amortized over the reasonable life of the capital investment items, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles.

     C. Tenant shall be obligated to discharge its payment obligation with respect to increases in the Project Operating Cost in accordance with the billing procedures used by Landlord. Landlord shall have the right to invoice Tenant for such increases periodically, as Landlord may desire, but not less frequently than annually; and Landlord may alter its billing procedures at any time during the Lease term. Landlord may (but shall have no obligation to) submit a statement or invoice to Tenant for each month of the Lease term for one-twelfth (1/12th) of Tenant's pro rata share of Project Operating Cost increases, and Tenant shall pay the indicated amount contemporaneously with Base Rental. The monthly one-twelfth (1/12th) amount stated in Landlord's monthly statement or invoice shall be Landlord's estimate of Tenant's monthly pro rata share of Project Operating Cost increases, and shall be based on the actual Project Operating Cost incurred during the prior calendar year and Landlord's good faith business judgment of the estimated Project Operating Cost for the then current year. Landlord reserves the right to adjust the estimate of the Project Operating Cost at any time during the then current year if the actual Project Operating Cost then being incurred varies from Landlord's prior estimate.

          Each calendar year Landlord shall perform computations necessary to determine the amount of increases in the Project Operating Cost
          properly payable by Tenant.   If Tenant has overpaid pursuant to
          Landlord's periodic billing of such increases, then Landlord shall credit Tenant's account for the amount of the excess; but, if Tenant shall have underpaid pursuant to Landlord's periodic billing of such increases, then Landlord shall ill Tenant for the amount of the underpayment (which underpayment shall be due within thirty (30) days following such billing). Tenant's pro rata share of such increases in the Project Operating Cost for partial calendar years and for partial months of the Lease term occurring at the beginning or end of the Lease term shall be [line missing] as to reduce the monthly installments of Base Rental payable by Tenant hereunder below the amount set forth in Paragraph 3 of this Lease.

     D. Notwithstanding the foregoing provisions of this Paragraph 13, the Project Operating Cost for the Base Year shall be equal to actual operating costs for that calendar year, with those Project Operating Costs that vary with occupancy being adjusted upward to reflect the costs of operating the Project at a Building occupancy level of 95%; however, if the occupancy level of the Building for the Base Year equals or exceeds 95%, there shall be no upward adjustment. Likewise, the Project Operating Cost for subsequent calendar years shall be adjusted upward to reflect a 95% Building occupancy level; however, if the occupancy level of the Building for any calendar year after the Base Year equals or exceeds 95%, there shall be no such upward adjustment and actual costs shall be used to determine the Project Operating Cost for such year.

     E. Within sixty (60) days from the rendition of any such statement, Tenant may question the amount and propriety of any item appearing or excluded therefrom. Landlord agrees that, for a period of two (2) years following expiration of the applicable calendar year, it will maintain complete and accurate records of all costs and expenses which shall be paid or incurred by it in connection with the operation of the Project. Tenant, at its expense, shall have the right at all reasonable times to audit Landlord's books and records relating to this Lease for any year for which additional rental payments become due, insofar as such books and records pertain to costs involved in rent escalation. Any overpayment by Tenant shall be credited to its account.

14.  EMINENT DOMAIN

     A. If any material part of the Project is taken by eminent domain or voluntarily conveyed to the condemning authorities in settlement of an eminent domain action, Landlord shall have the option to terminate this Lease by giving a notice of Lease termination to Tenant within sixty (60) days from the date of the taking. It is further agreed that Tenant shall have the right to terminate this Lease if all or a portion of the Leased Premises is so taken and the remainder of the Leased Premises is insufficient for the conduct of Tenant's business. If Tenant so elects to terminate this Lease, it shall notify Landlord within thirty (30) days after the date of taking; otherwise, Tenant shall be deemed to have elected not to terminate this Lease. If this Lease should be terminated under this Paragraph 14, rental shall be payable up to the date that possession is taken by the condemning authority; and Landlord will refund to Tenant any prepaid unaccrued rent, less any sum then owing by Tenant to Landlord.

     B. If the Lease is not terminated, and the taking involved a portion of the Leased Premises, rental shall be reduced in proportion to the area of the Leased Premises taken and Landlord shall repair any damage to the remainder of the Leased Premises resulting from such taking or any taking which impacts Tenant's use of the Parking Garage or the common areas of the Building. Landlord's repair obligation in such circumstance swill be limited to the performance of construction work necessary to return the damaged portion of the remaining Leased Premises to the condition in which such portion was placed by Landlord, at Landlord's expense, on or before the Commencement Date.

     C. All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the interest of Landlord or Tenant, whether as damages or as compensation, will be the property of Landlord without prejudice, however, to claims of Tenant against the condemning authority for the unamortized cost of leasehold improvements which were paid for by Tenant and taken by the condemning authority.

15.  ACCESS BY LANDLORD

     Landlord, Landlord's Mortgagee, their agents and employees shall have access to and the right to enter upon the Leased Premises at any reasonable time after prior notice (except in an emergency) to examine its condition, to make any repairs or alterations required to be made by Landlord, to show the Leased Premises to prospective purchasers or tenants and for any other purpose deemed reasonable by Landlord.

16.  LANDLORD'S LIEN

     Tenant, as debtor, hereby grants to Landlord, as secured party, a contract lien and security interest on all fixtures, furniture, equipment, merchandise, inventory and other property of Tenant (including Tenant's ownership interests, interests as lessee and options to purchase any of such property) presently situated at or hereafter placed in the Leased Premises, and upon all proceeds of any insurance which may accrue to Tenant by reason of destruction or damage to any such property, as [line missing] and the performance of all other obligations of Tenant under this Lease. All exemption laws are hereby waived in favor of such lien and security interest and in favor of Landlord's statutory lien. This contract lien and security interest may be foreclosed with or without court proceedings by public or private sale or any other lawful method, provided that Landlord gives Tenant at least ten (10) days notice of the time and place of said sale; and

Landlord shall have the right to become the purchaser, upon being the highest bidder at such sale. A carbon copy, photographic or other reproduction of this Lease is sufficient as a financing statement. If any of the obligations of Tenant under this Lease are guaranteed pursuant to a guaranty instrument, Tenant hereby consents and agrees to al of the terms and provisions of such guaranty. Landlord agrees to subordinate its lien rights to a third party providing furniture, fixtures and/or equipment to Tenant or providing funds for the acquisition of same, which subordination shall be in writing, signed by all parties, and in a form reasonably acceptable to landlord.

17.  EVENTS OF DEFAULT

     A. Each of the following acts or omissions of Tenant or occurrence shall constitute an "Event of Default":

          (1) Failure or refusal by Tenant to timely pay rent within five (5) days of the due date;

          (2) Failure to perform or observe any other covenant or condition of this Lease within thirty (30) days following written notice from Landlord of such failure or such longer period as is reasonably necessary to cure such failure, provided that Tenant shall commence the cure of said failure within such thirty (30) day period and shall continuously and diligently pursue the remedy of such failure; or

          (3) Abandonment or vacating of the Leased Premises or any significant portion thereof while failing to pay Base Rental and other payments due hereunder when due. Although Tenant continues to pay rent, if Tenant abandons or vacates fifty percent (50%) or more of the Leased Premises, Landlord shall have the right to recapture the Leased Premises, in which event, Tenant shall thereafter be relieved of its covenants, duties and obligations under this Lease.

     B. Upon any Event of Default, Landlord may, at its option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following:

          (1) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Leased Premises to Landlord;

          (2) Enter upon and take possession of the Leased Premises, terminating Tenant's right to possession of the Leased Premises, and expel or remove Tenant and any other occupant therefrom, with or without having terminated the Lease;

          (3) Alter locks and other security devices at the Leased Premises, remove Tenant's property and the property of other located within the Leased Premises, and cease providing services. The provisions of this Paragraph 17 will override and control any conflicting provisions of Section 93.002 of the Texas Property Code, as well as any successor statute governing the right of a landlord to change the door locks of a tenant under a commercial lease.

     C. Exercise by Landlord of any one or more remedies granted under this Lease or otherwise available shall not be deemed to constitute Landlord's acceptance of surrender of the Leased Premises by Tenant, whether by agreement or by operation of law. Such surrender can be effected only by the written agreement of Landlord and Tenant hereafter entered into. Tenant acknowledges that if Landlord has altered locks and other security devices at the Leased Premises after an Event of Default, Landlord may require full payment of all sums then due to Landlord under this Lease as a condition to Tenant's entitlement to a key to new or altered locks that Landlord may have placed on the Leased Premises after an Event of Default. After any Event of Default, Landlord's alteration of locks and security devices and exercise of control over the property of Tenant or others at the Leased Premises shall not be deemed unauthorized or constitute a conversion. All claims for damages by reason of reentry, repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any reenty by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

     D. If Landlord elects to terminate the Lease for an Event of Default, then, despite such termination, Tenant shall be liable for and shall pay to Landlord the sum of (x) all rent and other indebtedness accrued to the date of termination, plus (y) as damages, an amount equal to the present value (computed as of the date of any such termination using a discount factor equal to 9% per annum) of the difference between the amount stated in clause (i), below, and the amount stated in clause (ii) below, as follows:

          (i) the total Base Rental, plus Tenant's share of Project Operating Cost increases (using such sum for the year of such termination as the basis for determining the amount thereof which would have been due each year thereafter for the remainder of the Lease term had it not been terminated), for the remaining portion of the Lease term if such term had not been terminated by Landlord prior to the Expiration Date stated in Paragraph 2; and

          (ii) the fair market rental value of the Leased Premises, computed as of the date of such termination, for the remaining portion of the Lease term if such term had not been terminated by Landlord prior to the Expiration Date stated in Paragraph 2.

          If Landlord elects to terminate the Lease for an Event of Default, in lieu of exercising the rights of Landlord under the preceding portion of this subparagraph D, or if Landlord elects to terminate Tenant's right to possession of the Leased Premises without terminating the Lease, then Landlord may instead hold Tenant liable for (x) all rent and other indebtedness accrued to the date of Lease termination or the date on which Tenant's possession is terminated, as the case may be, plus (y) such Base Rental and Tenant's share of Project Operating Cost increases (using such sum for the year of such termination as the basis for determining the amount thereof which would have been due each year thereafter for the remainder of the Lease term) as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of the Lease or Tenant's right to possession of the Leased Premises to the date of expiration of the Lease term stated in Paragraph 2, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period (after deducting expenses incurred by Landlord as provided in subparagraph E). Reentry by Landlord will not affect the obligations of Tenant for the unexpired Lease term. Actions to collect amounts due by Tenant may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord waiting until expiration of such period. Tenant shall not be entitled to any sums obtained by reletting in excess of the Base Rental provided for in this Lease.

     E. In case of an Event of Default, Tenant shall also be liable for and shall pay to Landlord: broker's fees incurred by Landlord in connection with reletting the whole or any part of the Leased Premises; the cost of removing and storing Tenant's or other occupant's property; the cost of repairing, altering, remodeling or otherwise putting the Leased Premises into condition acceptable to a new tenant or tenants; and all other reasonable expenses (including attorney's fees and court costs) incurred by Landlord in enforcing Landlord's remedies. Actions to collect amounts due by Tenant may be brought from time to time by Landlord without the necessity of Landlord waiting until expiration of the Lease term.

     F. Past-due rent and other past-due sums payable by Tenant under this Lease shall bear interest form the date due until paid at the lesser of fifteen percent (15%) per annum or the maximum nonusurious interest rate permitted by law.

     G. In the event of termination of the Lease or termination of Tenant's right to possession of the Leased Premises or repossession of the Leased Premises for an

          Event of Default, Landlord shall make reasonable efforts to relet the Leased Premises, or portions thereof, and to collect rental after reletting; and in the event of reletting, Landlord may relet the whole or any portion of the Leased Premises for any period, to any tenant, and for any use and purpose; provided, however, that Landlord shall have no obligation to relet Tenant's space in preference to other space which Landlord has available for lease in the building. Tenant hereby waives and released Landlord from any obligation that may be otherwise imposed by law which would obligate Landlord to relet the Leased Premises or attempt to relet the Leased Premises after an Event of Default. If Landlord, in its sole discretion, elects to relet it, it can relet the whole or any portion of the Leased Premises for any period, to any tenant, and for any use.

     H. If Tenant fails to make any payment, perform any obligation or cure any default hereunder within the time permitted, Landlord, without being under any obligation to do so and without thereby waiving such failure or default, may make the payment, [line missing] enter the Leased Premises for such purpose). Tenant agrees to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorney's fees) incurred by Landlord in taking such remedial action.

     I. In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a pre-judgment lien upon the property of Landlord and/or upon rent due Landlord)' but, prior to any such action, Tenant will give Landlord and Landlord's Mortgagee, as provided in Paragraph 21 below, written notice specifying such default with particularity; and Landlord shall have a reasonable period (but not less than thirty
          (30) days, plus such additional period, as may be required in the exercise of reasonable diligence) in which to commence to cure any such default. Unless and until Landlord fails to commence to cure any default after notice (or, having so commenced, thereafter fails to exercise reasonable diligence), Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all obligations will be binding upon Landlord only during the period of its ownership of the Building and not thereafter.

     J. In connection with either party instituting action seeking judicial relief at law or in equity in connection with this Lease, the prevailing party shall be entitled to reasonable attorney's fees and court costs.

18.  NONWAIVER

     Neither acceptance of rent by Landlord nor failure by Landlord to complain of any default of Tenant shall constitute a waiver of any of Landlord's rights hereunder. Waiver by Landlord of any right for any default of Tenant shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default.

19.  HOLDING OVER

     If Tenant remains in possession of the Leased Premises after the expiration of the term of this Lease without Landlord and Tenant executing a new lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all the covenants and obligations of this Lease (including, without limitation, the provisions of Paragraph 13 relating to the Project Operating Cost), but at a daily base rental rate equal to the greater of
(x) the prevailing Building base rental rate, as reflected in Landlord's published rent schedule then in effect, or (y) 150% of the per diem Base Rental provided hereunder, computed on the basis of a thirty (30)-day month. Notwithstanding provisions to the contrary applicable during the original term or any extension term of this Lease, Landlord shall have the right to terminate the tenancy-at-sufferance immediately upon deliver of notice to Tenant. The provisions of this paragraph will not preclude Landlord from recovering from Tenant all damages suffered by Landlord as a consequence of Tenant's holdover in the Leased Premises.

20.  NOTICE

     Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be either delivered by hand or sent by United States Certified Mail, Return Receipt Requested, postage prepaid, or by Federal Express or other expedited courier service where proof of delivery can be obtained, as follows: if for Landlord, to the Building office; and if for Tenant, to the Leased Premises. Such addresses may be changed from time to time by either party by giving notice as provided above. Notice shall be deemed given when delivered (if delivered by hand) or when postmarked (if sent by mail). Despite the foregoing, notice given to Tenant by hand will be effectively given wherever the intended recipient is found and will be deemed received upon the date of actual receipt.

21.  LANDLORD'S MORTGAGEE

     At any time the Building is subject to a mortgage and/or deed of trust, and Tenant gives notice to Landlord alleging default by Landlord, Tenant will also simultaneously give a coy of such notice to each Landlord's Mortgagee (provided Landlord or Landlord's Mortgagee shall have advised Tenant in writing of the name and address of Landlord's Mortgagee) and each Landlord's Mortgagee shall have the right (but no obligation) to cure such default during the period that is permitted to Landlord, plus an additional period of thirty (30) days. Tenant will accept curative action (if any) taken by Landlord's Mortgagee with the same effect as if such action had been taken by Landlord. Tenant will, at such time or times as Landlord, may request, sign a certificate stating whether this Lease is in full force and effect; whether any amendments or modifications exist; whether, to Tenant'' knowledge, there are any defaults hereunder; and such other information and agreements as may be reasonably requested.

22.  CONDITION OF PREMISES

     A. Landlord will tender and Tenant agrees to accept the Leased Premise in an "as is" condition; provided, however, Landlord shall contribute a sum not to exceed Fifteen & 00/100 Dollars ($15.00) per square foot of Rentable Area (the "Construction Allowance") toward the cost of supplying the installing permanent leasehold improvements in the Leased Premises in accordance with the Project Schedule Agreement attached hereto as Exhibit "D". Any costs in excess of this amount shall be borne by Tenant. Payment shall be made directly to Landlord's contractor performing said work.

     B. Landlord shall contribute up to One and 00/100 Dollars ($1.00) per square foot of Rentable Area toward the cost of Tenant's designated architect providing space planning services and complete construction drawings for all leasehold improvements, including mechanical, electrical and plumbing (MEP) drawings to be prepared by Landlord's designated engineering firm. Any costs in excess of the above amount shall be borne by Tenant.

23.  MOVING ALLOWANCE

     Landlord shall contribute up to One & 50/100 Dollars ($1.50) per square foot of Rentable Area toward the moving costs incurred by Tenant, including, without limitation, the costs of relocating Tenant's furniture, equipment and telephones to the Leased Premises. Such reimbursement shall be made thirty (30) days after occupancy and receipt of an invoice from Tenant.

24.  PARKING

     A. For each 1,000 square feet of Rentable Area leased and occupied in the Leased Premises, Landlord shall make available to Tenant up to three and one-half (3.5) unreserved parking permits in the Parking Garage in areas designated by Landlord, which shall be equally prorated through the Parking Garage unless otherwise directed by Landlord. Landlord shall use good faith, reasonable efforts (subject to availability), to provide up to an additional one-half (0.5) unreserved parking permit per each 1,000 square feet of Rentable Area ("Additional Permits") leased and occupied on a month-to-month basis with Landlord retaining the right to recapture said Additional Permits upon thirty (30) days prior written notice. Such Additional Permits may, at Landlord's election, be located in the Parking Garage, the One Greenway Garage, the Greenway East Garage, the Houston City Club Garage, the North Richmond Garage or in other garages or parking areas (within one (1) mile of the Project) Landlord may contract for Tenant's use. During the initial term of the Lease, the charge for said parking permits shall be $16.50 per permit per month, plus state and local taxes. During the Renewal Period, the charge for said parking permits shall be at the then prevailing "market" rate, plus state and local taxes.

     B. Landlord shall provide for a Tenant validation system for visitor parking. All charges incurred during the first two (2) hours per visitor shall be free. Tenant shall be liable for any additional charges incurred.

     C. The driver of each car shall have so-called "in-and-out" privileges. Landlord shall not be responsible for any loss or damage to any car or property therein or for personal injury or death occurring in the parking area or garage, except to the extent caused solely by its own negligence or that of its own agents or employees in the scope of their employment.

25.  EXPANSION OPTION

     A. Provided no uncured Event of Default has occurred under this Lease, Tenant shall have the option (the "Expansion Option") to lease approximately 4,386 square feet of Rentable Area (+/- 20%), on the sixth (6th) floor of the Building, as outlined and hatched on Exhibit "B" attached (the "Expansion Space"), at the "Fair Market Rental Rate" (as hereinafter defined). In order to exercise such Expansion Option, Tenant shall be required to give Landlord written notice thereof ("Expansion Notice") no earlier than September 1, 1997 nor later than October 31, 1997. However, Landlord shall have the option to tender possession of the Expansion Space to Tenant on any date between January 1 and August 31, 1998.

     B. In the event Tenant leases space under this Paragraph 25, Tenant's Cancellation Option(s) as provided in Paragraph 28.A and Paragraph 28.B shall be adjusted to take into consideration the increased Base Rental and amortization of Contributions provided by Landlord, if any, for the Expansion Space.

26.  PREFERENTIAL RIGHT TO LEASE

     A.   First Preferential Right to Lease Space

          (1) Tenant shall have a Preferential Right to Lease approximately 2,482 square feet of Rentable Area (+/- 20%) contiguous to the Leased Premises on the sixth (6th) floor of the Building (the "First Preferential Space"), as outlined and hatched on Exhibit "B" attached, which becomes available for direct lease to a new tenant (whether or not a bona fide offer has been made) prior to November 1, 1988; provided that (i) no Event of Default has occurred and is continuing, and (ii) Tenant remains in occupancy of the entire Leased Premises.

          (2) At any time after the First Preferential Space becomes available, as provided above, but prior to leasing such space to a new tenant, Landlord shall first offer such space in writing to Tenant. Such offer notice shall specify the amount and location of such space, the date of availability, and shall be leased pursuant to the following provisions:

               (a) The rental rate for the First Preferential Space shall be the rental rate then in effect for the Leased Premises (subject to increased and at such times as provided in Paragraph 3 herein); and

               (b) Landlord shall contribute a construction and architectural allowance based upon the number of months remaining in the initial term of the Lease from the commencement date of the First Preferential Space multiplied by eighteen cents ($0.18).

          (3) Any First Preferential Space shall be leased for the period commencing upon the earlier of Tenant's possession of the First Preferential Space or the date of availability specified in Landlord's offer and expiring upn the last day of the term of the Lease, including the Renewal Period, if exercised. Rent shall commence on the earlier of (i) occupancy of the First Preferential Space by Tenant; (ii) Substantial Completion of the First Preferential Space; or (iii) forty-five (45) days from tender of possession of the First Preferential Space. Tenant shall have five (5) working days from receipt within which to accept or reject such offer. If Tenant rejects such offer or fails to accept such offer within the foregoing five (5) working day period, this First Preferential Right to Lease shall be deemed waived by Tenant for ninety (90) days during which time Landlord may lease all or a portion of the First Preferential Space. If a lease with another tenant(s) is not executed within said ninety (90) days period following Tenant's rejection or failure to notify period as provided above, then Tenant's Preferential Right to Lease with respect to such space shall be reinstated in full force and effect.

          (4) If Tenant accepts Landlord's offer, Tenant shall, no later than twenty (20) days after Landlord's submission of such offer, execute an amendment of the Lease adding the First Preferential Space to the Leased Premises on the terms specified in Paragraph 26.A(2), above.

          (5) In the event Tenant leases space under this Paragraph 26.A, Tenant's Cancellation Option(s) as provided in Paragraph 28.A and Paragraph 28.B shall be adjusted to take into consideration the increased Based Rental and amortization of Contributions provided by Landlord, if any, for the First Preferential Space.

     B.   Second Preferential Right to Lease Space

          (1) In the event Tenant has leased all space pursuant to its First Preferential Right to Lease Space hereinabove, Tenant shall have a Second Preferential Right to Lease approximately 5,616 square feet of Rentable Area (+/- 20%) contiguous to the Leased Premises on the sixth (6th) floor of the Building (the "Second Preferential Space"), as outlined and hatched on Exhibit "B" attached, which becomes available for direct lease to a new tenant (whether or not a bona fide offer has been made) prior to November 1, 1999; provided that (i) no Event of Default has occurred and is continuing; and (ii) Tenant remains in occupancy of the entire Leased Premises.

          (2) At any time after the Second Preferential Space becomes available, as provided above, but prior to leasing such space to a new tenant, Landlord shall first offer such space in writing to Tenant. Such offer notice shall specify the amount and location of such space, the date of availability and the Fair Market Rental Rate for such space. Any Second Preferential Space shall be leased for the period commencing upon the earlier of Tenant's possession of the Second Preferential Space or the date of availability specified in Landlord's offer and shall be leased for a minimum of sixty (60) months from the commencement date of the Second Preferential Space. Rent shall commence on the earlier of (i) occupancy of the Second Preferential Space by Tenant; (ii) Substantial Completion of the Second Preferential Space or (iii) forty-five (45) days from tender of possession of the Second Preferential Space. Tenant shall have five (5) working days from receipt within which to accept or reject such offer. If Tenant rejects such offer or fails to accept such offer within the foregoing five (5) working day period, this Second Preferential Right to Lease shall be deemed waived by Tenant for ninety (90) days during which time Landlord may lease all or a potion of the Second Preferential Space. If a lease with another tenant(s) is not executed within said ninety (90) day period following Tenant's rejection or failure to notify period as provided above, then Tenant's Second Preferential Right to Lease with respect to such space shall be reinstated in full force and effect.

          (3) If Tenant accepts Landlord's offer, Tenant shall, no later than twenty (20) days after Landlord's submission of such offer, execute an amendment of the Lease adding to the Second Preferential Space to the Leased Premises on the terms specified in Landlord's offer and extending the term (if necessary) of the Lease for the entire Leased Premises by the number of months to be coterminous with the Second Preferential Space term specified above. The Base Rental for the Leased Premises shall continue during the remainder of the original term of the Lease at the rate(s) in effect under this Lease; thereafter, the rental rate for such space shall be at the Fair Market Rental Rate then in effect.

          (4) In the event Tenant leases space under this Paragraph 26.B, Tenant's Cancellation Option(s) as provided in Paragraph 28.A and Paragraph 28.B shall be adjusted to take into consideration the increased Base Rental and amortization of Contributions provided by Landlord, if any, for the Second Preferential Space.

27.  FAIR MARKET RENTAL RATE

     A.   First Cancellation Option

          (1) Upon not less than six (6) month's prior written notice to Landlord given at anytime prior to the end of the forty-second
               (42nd) full calendar month following the commencement of Tenant's Lease and occupancy of the original Leased Premises, the Expansion Space, the First Preferential Space, and the Second Preferential Space, as applicable, Tenant shall have the right to cancel this Lease with respect to all or a portion of the Leased Premises located on the sixth (6th) floor of the Building, subject to Tenant's payment of Stipulated Damages calculated pursuant to Subparagraph 28.A(2) below and the conditions in Subparagraph 28.A(3).

          (2) Stipulated Damages shall be due and payable simultaneous with Tenant's written notice of intent to cancel under the provisions of this Paragraph 28.A or Tenant's cancellation rights shall be null and void. If Tenant exercises its First Cancellation Option pursuant to this Paragraph 28.A, Tenant shall pay Landlord, as "Stipulated Damages", the sum of the following:

               (a) The unamortized portion of Landlord's contributions, rental abatement, moving allowance, and any other reimbursement (collectively "Contributions") applicable to the Leased Premises. Any costs associated with asbestos abatement in the Leased Premises shall not be included in Contributions. For purposes of calculating Stipulated Damages, Contributions shall be treated as if such were a loan, fully amortized over the original term of the Lease at twelve percent (12%) annual interest, compounded monthly. Stipulated Damages as outlined herein are subject to adjustment for any Expansion Space and/or Preferential Right Space leased by Tenant pursuant to Paragraph 25 and Paragraph 26. Amortization of Contributions attributable to the Expansion

                    Space shall begin upon the commencement date of the respective additional space leased; plus

               (b) An amount equal to three (3) month's Base Rental based on the Base Rental being paid by Tenant at the time of said cancellation.

          (3) Tenant's First Cancellation Option shall be subject to the condition that (i) an Event of Default shall not have occurred and is continuing at the time of exercise, (ii) Tenant is in occupancy of the entire Leased Premises prior to Tenant's written notice, (iii) Landlord is unable to accommodate Tenant's growth by providing additional premises containing no less than fifty percent (50%) of the then current Rentable Area of the Leased Premises in one (1) contiguous space to be located in either One, Two, Eight or Twelve Greenway Plaza or 8800 Buffalo Speedway;
               (iv) Tenant has leased and occupied the original Leased Premises, the Expansion Space, the First Preferential Space and the Second Preferential Space, in accordance with this Lease; and (v) Tenant has leased and occupied that portion of the leased Premises being cancelled for a minimum of forty-two (42) months. Therefore the Lease and/or any amendment(s) thereto may be terminated separately depending on the commencement date of the original Leased Premises, the Expansion Space, the First Preferential Space, and the Second Preferential Space, as the case may be, relative to the forty-two (42) month minimum term provided herein. If Tenant exercises its First Cancellation Option with respect to any portion of the Leased Premise, Tenant at its sole cost and expense, shall be responsible for the installation of a demising partition separating that portion of the Leased Premises being canceled from any remaining portion of the Leased Premises not so canceled. Moreover, at all times following the giving of such notice and prior to the effective date of cancellation of this Lease with respect to the applicable portion(s) of the Leased Premises, Tenant shall be bound by and obligated to comply with the covenants, duties and obligations of Tenant under this Lease, including without limitation the payment of Base Rental and all other sums due and payable by Tenant hereunder.

          (4) If Tenant exercises its First Cancellation Option with respect to any portion of the Leased Premises, any option(s) for additional space outstanding at the time of said cancellation shall become null and void.

     B.   Second Cancellation Option

          (1) Effective April 30, 2000, Tenant shall have the right to cancel this Lease with respect to the entirety of the Leased Premises located on the sixth

               (6th) floor of the Building, subject to Tenant's payment of Stipulated Damages calculated pursuant to Subparagraph 28.B(2) below. Tenant must give Landlord written notice of its intent to exercise this option and on or before July 31, 1999.

          (2) Stipulated Damages shall be due and payable simultaneous with Tenant's written notice of intent to cancel under the provisions of this Paragraph 28.B or Tenant's cancellation rights shall be null and void. If Tenant exercises its Second Cancellation Option pursuant to this Paragraph 28.B, Tenant shall pay Landlord, as "Stipulated Damages", the sum of the following:

               (a) The unamortized portion of Landlord's contributions, rental abatement, moving allowance, and any other reimbursement (collectively "Contributions") applicable to the Leased Premises. The costs of any asbestos abatement shall be excluded from the calculation of the Contributions. For purposes of calculating Stipulated Damages, Contributions shall be treated as if such were a loan, fully amortized over the original term of the Lease at twelve percent (12%) annual interest, compounded monthly. Stipulated Damages as outlined herein are subject to adjustment for any Expansion Space and/or Preferential Right Space leased by Tenant pursuant to Paragraph 25 and Paragraph 26. Amortization of Contributions attributable to the Expansion Space, the First Preferential Space and/or Second Preferential Space shall begin upon the commencement of the respective additional space leased; plus

               (b) An amount equal to one (1) month's Base Rental based on the Base Rental being paid by Tenant at the time of said cancellation.

          (3) Tenant's Second Cancellation Option under this Paragraph 28.B shall be subject to the condition that (i) an Event of Default shall not have occurred at the time of exercise and is continuing, (ii) Tenant relocates its corporate offices outside of the state of Texas; and (iii) Tenant has occupied the original Leased Premises, the Expansion Space, the First Preferential Space, the Second Preferential Space, or any expansion thereof each for a minimum of forty-two (42) months. Therefore, the Lease and/or any amendment(s) thereto may be terminated separately depending on the commencement date of the original Leased Premises, the Expansion Space, the First Preferential Space, or the Second Preferential Space, as the case may be, relative to the forty-two (42) month minimum term provided herein. If Tenant exercises its Second Cancellation Option with respect to any portion of the Leased Premises, Tenant, at its sole cost and expense, shall be responsible for the installation of a demising partition separating that portion of the Leased Premises being canceled from any remaining portion of the Leased Premises not so canceled. Moreover, at all times following the giving f such notice and prior to the effective date of cancellation of this Lease with respect to the applicable portion(s) of the Leased Premises, Tenant shall be bound by and obligated to comply with the covenants, duties and obligations of Tenant under this Lease, including without limitation the payment of Base Rental and all other sums due and payable by Tenant hereunder.

          (4) If Tenant exercises its Second Cancellation Option with respect to any portion of the Leased Premises, any option(s) for additional space outstanding at the time of said cancellation shall become null and void.

29.  RENEWAL OPTION

     Provided that Tenant (i) shall not at such time be in default of any of the terms or provisions of the Lease; (ii) shall be in occupancy of the entire Leased Premises; and (iii) subject to any existing preferential rights to lease, renewal options, or rights of refusal; Tenant shall have an option (the "Renewal Option") to renew the Lease for one (1) additional five (5) year period (the "Renewal Period"), commencing on the first day following expiration of the initial term of the Lease, except that the rental rate shall be at the Fair Market Rental Rate. In order to exercise such Renewal Option, Tenant shall give written preliminary notice thereof no earlier than thirteen (13) months nor later than twelve (12) months prior to the end of the initial term of the Lease. Within fifteen (15) days after the preliminary notice, Landlord shall advise Tenant in writing f the Fair Market Rental Rate applicable during the Renewal Period. Within thirty (30) days after Tenant has received such rental information from Landlord, Tenant shall give Landlord written notice of the exercise of its Renewal Option. Failure of Tenant to give such notice within such thirty (30) days period shall cause such Renewal Option to be void and of no further force and effect. If Tenant exercises this Renewal Option, the First Cancellation Option provided in Paragraph 28.A above shall be null and void.

30.  HOUSTON CITY CLUB

     Landlord agrees to pay, out of the Base Rent payable for the first (1st) month of the term of this Lease for which Base Rent is due, on behalf of Tenant, the initiation fees in connection with three (3) Athletic Memberships to the Houston City Club. Such memberships shall be activated on the Commencement Date (or as soon thereafter as practicable), subject to the prior approval of The Houston City Club.

31.  HAZARDOUS MATERIAL; INDEMNITY

     A. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Leased Premises or the Project by Tenant or its agents, employees, contractors or invitees without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord's reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant's business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Leased Premises or the Project). If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises or the Project caused or permitted by Tenant results in contamination of the Leased Premises or the Project, or if contamination of the Leased Premises or the Project by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses, including, without limitation, diminution in value of the Leased Premises, damages, penalties, fines, costs, liabilities or losses (including, without limitation, restriction on use of rentable or usable space or of any amenity of the Leased Premises or the Project [line missing] damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorney's fees and expert fees) which arise during or after the term of the Lease as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises or the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises or the Project caused or permitted by Tenant results in any contamination of the Leased Premises or the Project, Tenant shall promptly take all actions at its sole expense as are necessary to return the Leased Premises and the Project to the condition existing prior to the introduction of any such Hazardous Material to the Leased Premises or the Project; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises or the Project. The indemnification of Landlord by Tenant contained in this Paragraph 30 shall survive the expiration or earlier termination of this Lease.

     B. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Texas or the United States Government, including, but not limited to, any material or substance that is (i) petroleum, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Water Pollution Control Act (33 U.S.C. Section 1321), (iv) designated as a "hazardous waste" pursuant to Section 1004 of the Resource Conversation and Recovery Act, 42 U.S.C. Section 6901, (v) defined as a "Hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, or (vi) defined as a "regulated substance" pursuant to Subchapter IX, Solid Waste Disposal Act, 42 U.S.C. Section 6991.

     C. Landlord advises Tenant that, per the building inspection performed by Law Engineers in 1985 and McClelland Management Services in 1990, the following materials in Two Greenway Plaza were found to contain asbestos in amounts greater than one percent (1%): (i) sprayed-on fireproofing applied to the concrete structure throughout most of the Building; (ii) cementitious white mud insulation on the heat exchanger tanks in the basement mechanical room; (iii) pipe fitting and pipe run insulation (thin white mud-mastic type) on hot and chilled water lines throughout the Building mechanical rooms; (iv) tar coated pipe fitting insulation and pipe run insulation (black tar) on the chilled and hot water lines through the Building mechanical rooms; (v) cementitious white mud insulation on the condensate drain line in the Building mechanical rooms; and (vi) tar coating n duct insulation in the basement mechanical room. The materials noted in (i) through (vi) above have been removed from floors one through five, seven through eleven and a portion of six of the Building. If Tenant leases additional space pursuant to any option or preferential right contained in this Lease and said additional space contains asbestos, Landlord, at its sole cost and expense, will cause to have said asbestos removed.

32.  MISCELLANEOUS

     A. Provided Tenant complies with its covenants, duties and obligations hereunder, Tenant shall quietly have, hold and enjoy the Leased Premises subject to the terms and provisions of this Lease.

     B. In any circumstance where Landlord or Landlord's Mortgagee (or their agents or employees) are permitted to enter the Leased Premises, no such entry shall constitute an eviction or disturbance of Tenant's use and possession of the Leased Premises; be a breach by Landlord of any of its obligations; render Landlord liable for damages; entitle Tenant to be relieved from any of its obligations; nor grant Tenant any right of setoff, recoupment or other remedy. In connection with any such entry incident to performance of repairs, replacement, maintenance or construction, all of the aforesaid provisions shall be applicable notwithstanding that Landlord may elect to take building materials in, to or upon the Leased Premises.

     C. Tenant will not assert any claim or counterclaim against Landlord of whatever nature or description in any legal proceeding unless during the pendency of the proceeding Tenant pays to Landlord or into the registry of the court all rent as it becomes due under this Lease.

     D. The remedies of Landlord shall be cumulative; whether exercised by Landlord or not shall be deemed to be in [line illegible] otherwise provided in this Lease, granting of consent is within the sole discretion of the party whose consent is required and withholding of such consent need not be reasonable or based on good cause.

     E. Where Tenant is required to pay any sum or do any act at a particular time or within an indicated period, it is understood that time is of the essence.

     F. The obligation of Tenants to pay all rent and other sums provided under this Lease to be paid by Tenant and the obligation of Tenant to perform Tenant's other covenants and duties under this Lease constitute independent, unconditional obligations to be performed at all times provided for under this Lease, save and except only when an abatement, reduction or offset right is expressly provided in this Lease, and not otherwise. Tenant waives any right to assert, as either a claim or defense, that Landlord is obligated to perform or is liable for the nonperformance of any implied covenant or implied duty of Landlord not expressly set forth in this Lease. Tenant waives any implied warranty by Landlord that the Leased Premises are suitable for their intended commercial purposes; provided that such waiver shall not relieve Landlord of its express obligations under this Lease, specifically including without limitation its obligations regarding construction and maintenance and repair of the Leased Premises. Other than as expressly set forth in this Lease, Landlord makes no express warranty nor shall there be any implied warranty regarding the condition of the Leased Premises. Tenant agrees to perform all of its obligations hereunder (including, without limitation, the obligation to pay rent), irrespective of any breach or alleged breach by Landlord of any such implied warranty; provided that Tenant shall have the right to bring an action for injunction or for damages caused by such breach. Tenant agrees that Landlord shall incur no liability to Tenant by reason of any defect in the Leased Premises, whether apparent or latent. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against any rent or other sums payable by Tenant under this Lease. Notwithstanding the foregoing, Landlord's contractor will warrant the workmanship of the construction performed within the Leased Premises for a one (1) year period from Substantial Completion ("Contractor Warranty"). Landlord will use good faith efforts to enforce said Contractor Warranty.

     G. Under no circumstances whatsoever shall Landlord or Tenant ever be liable for consequential damages or special damages. Tenant waives and relinquishes all rights which Tenant may have to claim any kind of prejudgment lien against rent owed Landlord or against Landlord's property.

     H. All monetary obligations of Landlord and Tenant (including, without limitation, any monetary obligation of Landlord or Tenant for damages for any breach of their respective covenants, duties or obligations) are performable exclusively in Houston, Harris County, Texas.

     I. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Lease, but such other provisions shall continue in full force and effect.

     J. The term "Landlord" shall mean only the owner, for the time being, of the Building. Landlord reserves the right to transfer, assign or convey, in whole or in part, the building, the Land, the Project, any interest in any of the foregoing and its interest in this Lease. In the event of the transfer by such owner of its interest in the Project, Building or this Lease, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing; but such covenants and obligations shall be binding during the Lease term upon each new owner of the Project or Building (or assignee of the Landlord's interest under this Lease) for the duration of such owner's ownership. All liability of Landlord for damages for breach of any covenant, duty or obligation of Landlord hereunder shall be satisfied only out of the interest of Landlord in the Building existing at the time any such liability is adjudicated in a proceeding as to which the judgment adjudicating such liability is nonappealable and not subject to further review.

     K. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the negotiation or execution of this Lease, except for Lewis Partners, Inc. Tenant shall indemnify and hold harmless Landlord and Landlord's designated property management firm from and against all claims (including costs of defending against and investigating such claims) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Lease.

     L. Whenever either party is required to pay for attorneys' fees, realtors' commissions or other professional fees and expenses on behalf of the other party, such fees and commissions shall be commercially reasonable.

33.  ENTIRE AGREEMENT AND BINDING EFFECT

     This Lease and any attached exhibits signed or initialed by the parties constitute the entire agreement between Landlord and Tenant. No prior written or prior or contemporaneous oral promises or representations shall be binding. This Lease shall not be amended, except by written instrument signed by Landlord and Tenant; no agent or employee of Landlord or Tenant has authority to modify this Lease. Paragraph captions are for convenience only, and neither limit nor amplify the provisions of this Lease. The provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties, but this provision shall in no way alter the restriction herein in connection with assignment and subletting by Tenant. The submission of this Lease by Landlord for examination does not constitute a reservation of or option for the Leased Premises. This Lease shall become effective only upon execution by all parties and delivery by Landlord to Tenant.

     EXECUTED by the parties on the respective dates stated below, the later of which constituting Effective Date of this Lease.

                         GREENWAY PLAZA, LTD., by its managing partner, J/K-G/P #1, LTD., but its sole general partner, J/K Holdings, Inc.

                         By: /s/ Neil Tofsky
                             ---------------------------------------
                         Neil Tofsky, Senior Vice President

                         LANDLORD

                         Date: October 2, 1996
                               -------------------------------------

                         PHYSIX, INC., a Texas corporation


                         By: /s/ Tom Giannulli
                             ---------------------------------------
                         Name: Tom Giannulli
                               -------------------------------------
                         Title: President/CEO
                                ------------------------------------

                         Date: 9/27/96
                               -------------------------------------

                         TENANT